10(r)(1)


                       SHOWBIZ PIZZA TIME, INC.
                         FRANCHISE AGREEMENT

     -----------------------------------------------------------------

                              [TERRITORY]



                    4441 West Airport Freeway
                         P.O. Box 152077
                        Irving, TX  75062







                        TABLE OF CONTENTS


RECITALS . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .1
2.   GRANT OF RIGHTS . . . . . . . . . . . . . . . . . . . . . .5
     2.1  Grant. . . . . . . . . . . . . . . . . . . . . . . . .5
     2.2  Exclusivity. . . . . . . . . . . . . . . . . . . . . .5
     2.3  Limitation of Rights . . . . . . . . . . . . . . . . .5
3.   FEES AND CONTRIBUTIONS. . . . . . . . . . . . . . . . . . .5
     3.1  Franchise Fee. . . . . . . . . . . . . . . . . . . . .5
          3.1.1     Termination prior to Site Approval . . . . .6
          3.1.2     Termination after Site Approval. . . . . . .6
          3.1.3     Termination after Construction . . . . . . .6
     3.2  Royalty Fees . . . . . . . . . . . . . . . . . . . . .6
     3.3  Entertainment Fund . . . . . . . . . . . . . . . . . .6
     3.4  Advertising Fund . . . . . . . . . . . . . . . . . . .6
     3.5  Payments and Taxes . . . . . . . . . . . . . . . . . .6
     3.6  Overdue Payments . . . . . . . . . . . . . . . . . . .6
4.   SITE SELECTION. . . . . . . . . . . . . . . . . . . . . . .7
     4.1  Criteria for Site Approval . . . . . . . . . . . . . .7
     4.2  Approval by Franchisor . . . . . . . . . . . . . . . .7
     4.3  Costs of On-Site Evaluation. . . . . . . . . . . . . .7
     4.4  Executed Lease or Purchase Agreement . . . . . . . . .7
     4.5  Extensions   . . . . . . . . . . . . . . . . . . . . .7
     4.6  Relocation . . . . . . . . . . . . . . . . . . . . . .8
5.   CONSTRUCTION. . . . . . . . . . . . . . . . . . . . . . . .8
     5.1  Pre-Construction Approval Criteria . . . . . . . . . .8
     5.2  Pre-Construction Approval. . . . . . . . . . . . . . .9
     5.3  Commencement of Construction and Extensions. . . . . .9
     5.4  Construction . . . . . . . . . . . . . . . . . . . . .9
     5.5  Opening Assistance . . . . . . . . . . . . . . . . . .9
     5.6  Inspection . . . . . . . . . . . . . . . . . . . . . 10
     5.7  Continuing Statements. . . . . . . . . . . . . . . . 10
     5.8  Installation of Animated Entertainment . . . . . . . 10
     5.9  Approval for Opening . . . . . . . . . . . . . . . . 10
6.   TRAINING. . . . . . . . . . . . . . . . . . . . . . . . . 10
     6.1  Minimum Training . . . . . . . . . . . . . . . . . . 10
     6.2  Location and Expenses. . . . . . . . . . . . . . . . 10
     6.3  Additional Training. . . . . . . . . . . . . . . . . 11
7.   OPERATION . . . . . . . . . . . . . . . . . . . . . . . . 11
     7.1  Operational Policies and Cornerstones. . . . . . . . 11
     7.2  Suppliers. . . . . . . . . . . . . . . . . . . . . . 12
     7.3  General Maintenance. . . . . . . . . . . . . . . . . 12
     7.4  Maintenance of Animated Entertainment. . . . . . . . 13
     7.5  Scheduled Refurbishment. . . . . . . . . . . . . . . 13
     7.6  Inspection . . . . . . . . . . . . . . . . . . . . . 13
          7.6.1     Testing. . . . . . . . . . . . . . . . . . 13
          7.6.2     Recommendations. . . . . . . . . . . . . . 14
          7.6.3     Failure to Correct Deficiencies. . . . . . 14
     7.7  Accounting and Records . . . . . . . . . . . . . . . 14
          7.7.1     General Accounting Principles. . . . . . . 14
          7.7.2     Accounting Statements. . . . . . . . . . . 14
          7.7.3     Inspection of Accounting and Records . . . 14
          7.7.4     Records of Ownership Interests in Franchisee15
          7.7.5     Sales Records. . . . . . . . . . . . . . . 15
8.   ADVERTISING . . . . . . . . . . . . . . . . . . . . . . . 15
     8.1  General Requirements . . . . . . . . . . . . . . . . 15
     8.2  Pre-approved Advertising . . . . . . . . . . . . . . 15
     8.3  New Advertising. . . . . . . . . . . . . . . . . . . 16
     8.4  Minimum Advertising Expenditures . . . . . . . . . . 16
     8.5  Advertising and Entertainment Funds. . . . . . . . . 16
     8.6  Advertising Cooperative. . . . . . . . . . . . . . . 17
9.   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . 17
     9.1  Representations, Warranties and Covenants of Franchisee17
          9.1.1     Due Incorporation. . . . . . . . . . . . . 17
          9.1.2     Authorization. . . . . . . . . . . . . . . 18
          9.1.3     Execution and Performance. . . . . . . . . 18
          9.1.4     Corporate Documents. . . . . . . . . . . . 18
          9.1.5     Non-Competition during Term of Agreement . 18
          9.1.6     Non-Competition after Termination or
                    Non-Renewal  of  Agreement. . . . . . . . .18
          9.1.7     Additional Covenants . . . . . . . . . . . 19
          9.1.8     Guaranty . . . . . . . . . . . . . . . . . 19
9.2  Representations, Warranties and Covenants of Franchisor . 19
          9.2.1     Due Incorporation. . . . . . . . . . . . . 19
          9.2.2     Authorization. . . . . . . . . . . . . . . 19
          9.2.3     Execution and Performance. . . . . . . . . 19
10.  PROPRIETARY RIGHTS AND INFORMATION. . . . . . . . . . . . 20
     10.1 Confidential Information . . . . . . . . . . . . . . 20
          10.1.1    Confidentiality Agreements . . . . . . . . 20
          10.1.2    Improvements . . . . . . . . . . . . . . . 20
     10.2 Proprietary Marks. . . . . . . . . . . . . . . . . . 20
     10.3 Copyrights . . . . . . . . . . . . . . . . . . . . . 21
11.  TRANSFER OF INTEREST. . . . . . . . . . . . . . . . . . . 22
     11.1 Transfer by Franchisor . . . . . . . . . . . . . . . 22
     11.2.     Transfer by Franchisee. . . . . . . . . . . . . 22
          11.2.1    General Requisites . . . . . . . . . . . . 22
          11.2.2    Transfer involving Controlling Interest. . 23
     11.3 Transfer of  Interest in Franchisee. . . . . . . . . 23
     11.4 Transfer upon Death. . . . . . . . . . . . . . . . . 23
     11.5 Public Offerings . . . . . . . . . . . . . . . . . . 23
12.  INSURANCE AND INDEMNITY . . . . . . . . . . . . . . . . . 24
     12.1 Insurance. . . . . . . . . . . . . . . . . . . . . . 24
     12.2 Insurance Prior to Commencement. . . . . . . . . . . 24
     12.3 Indemnities. . . . . . . . . . . . . . . . . . . . . 25
          12.2.1  Indemnification. . . . . . . . . . . . . . . 25
          12.2.2.   Notice and Counsel . . . . . . . . . . . . 26
          12.2.3    Settlement and Remedial Actions. . . . . . 26
          12.2.4    Expenses . . . . . . . . . . . . . . . . . 26
          12.2.5    Third Party Recovery . . . . . . . . . . . 26
          12.2.6    Survival . . . . . . . . . . . . . . . . . 26
13.  TERM, RENEWAL AND TERMINATION . . . . . . . . . . . . . . 27
     13.1 Term . . . . . . . . . . . . . . . . . . . . . . . . 27
     13.2 Renewal. . . . . . . . . . . . . . . . . . . . . . . 27
     13.3 Termination. . . . . . . . . . . . . . . . . . . . . 27
          13.3.1    Termination without Notice . . . . . . . . 27
          13.3.2    Termination with Ten Day Notice. . . . . . 28
          13.3.3    Termination with Thirty Day Notice   . . . 28
     13.4 Obligations upon Termination or Expiration . . . . . 28
     13.5 Option to Purchase . . . . . . . . . . . . . . . . . 29
14.  REMEDIES AND LIQUIDATED DAMAGES . . . . . . . . . . . . . 30
     14.1 Remedies . . . . . . . . . . . . . . . . . . . . . . 30
          14.1.1    Cure . . . . . . . . . . . . . . . . . . . 30
          14.1.2    Specific Enforcement . . . . . . . . . . . 30
     14.2 Liquidated Damages . . . . . . . . . . . . . . . . . 30
15.  DUE DILIGENCE AND ASSUMPTION OF RISK. . . . . . . . . . . 30
16.  DISPUTE RESOLUTION. . . . . . . . . . . . . . . . . . . . 31
     16.1 Mediation. . . . . . . . . . . . . . . . . . . . . . 31
     16.2 Applicable Law . . . . . . . . . . . . . . . . . . . 31
     16.3 Jurisdiction and Venue . . . . . . . . . . . . . . . 31
17.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . 32
     17.1 Independent Contractors. . . . . . . . . . . . . . . 32
     17.2 Entire Agreement . . . . . . . . . . . . . . . . . . 32
     17.3 No Waiver. . . . . . . . . . . . . . . . . . . . . . 32
     17.4 Severability . . . . . . . . . . . . . . . . . . . . 32
     17.5 Notice . . . . . . . . . . . . . . . . . . . . . . . 32
     17.6 Counterparts . . . . . . . . . . . . . . . . . . . . 33
     17.7 Headings . . . . . . . . . . . . . . . . . . . . . . 33
     17.8 Further Assurances . . . . . . . . . . . . . . . . . 33
     17.9 Compliance with Laws . . . . . . . . . . . . . . . . 33

Schedule 1.15 - Schedule of Franchisee's Principals. . . . . . 37

Attachment A - Cornerstones. . . . . . . . . . . . . . . . . . 38

Attachment B - Operational Policies. . . . . . . . . . . . . . 39
Attachment C - Site Approval Form. . . . . . . . . . . . . . . 40
Attachment D - Lease Rider . . . . . . . . . . . . . . . . . . 41
Attachment E - Advertising Cooperative Agreement . . . . . . . 42
Attachment F - Guaranty Agreement. . . . . . . . . . . . . . . 43
Attachment G - Principal's Confidentiality Agreement . . . . . 44
Attachment H - Employee's Confidentiality Agreement. . . . . . 45







                     SHOWBIZ PIZZA TIME, INC.
                       FRANCHISE AGREEMENT


     This Franchise Agreement is entered into this ------- of -----1997, by and between ShowBiz Pizza Time, Inc., a Kansas corporation ("Franchisor"), and ------------ a ----------
corporation ("Franchisee").

                             RECITALS

1. Franchisor has developed and is the owner of a System for the establishment, development and operation of family-oriented pizza restaurants;

2. Franchisor has developed and is the owner of, or licensee with rights to sublicense, certain Animated Entertainment and Proprietary Marks which are utilized in connection with and identify the System;

3. Franchisee desires to obtain from Franchisor certain rights to use the System, the Animated Entertainment and the Proprietary
Marks to develop and establish a Franchised Restaurant at the Site;
and

4. Franchisor desires like to grant to Franchisee certain rights to use the System, the Animated Entertainment and the Proprietary
Marks to develop and establish a Franchised Restaurants at the Site.

NOW THEREFORE, Franchisor and Franchisee in consideration of the undertakings and commitments set forth herein, agree as follows:

1.   DEFINITIONS

     As used in this Agreement and the above Recitals, the following capitalized terms shall have the meanings attributed to them in this Section:

1.1 "Action" means any cause of action, suit, proceeding, claim, demand, investigation or inquiry (whether a formal proceeding or otherwise) with respect to which Franchisee's indemnity applies.

1.2  "Advertising Cooperative" means a group of two or more
Franchised Restaurants, as determined by Franchisor, for the purpose of funding, administering and developing regional advertising and promotion programs.

1.3 "Advertising Fund" means the fund to which Franchisee will contribute a stated percentage of Gross Sales on a monthly basis and which will be administered by the Association for the maintenance, administration, direction and preparation of advertising for the System, Proprietary Marks and Animated Entertainment as more fully discussed in Sections 3.4 and 8.5.

1.4 "Agreement" means this Franchise Agreement and all attachments.

1.5 "Animated Entertainment" means the computer hardware and software, artistic designs, scripts and musical scores, staging and lighting techniques and configurations, plans, manuals and specifications, manufacturing know-how and other intellectual property relating to video display entertainment and to three dimensional computer controlled animated characters, including present and future improvements, patents, trademarks, copyrights and other intellectual and artistic property.

1.6 "Area of Dominant Influence" means the geographic area which includes the Protected Territory and an additional ------(----) mile zone extending from the boundaries of the Protected Territory.

1.7 "Association" means the International Association of ShowBiz Pizza Time Restaurants, Inc. which will administer the Entertainment Fund and the Advertising Fund, in accordance with the Association's bylaws and this Agreement and to which Franchisee will have the right to be a member so long as Franchisee is in compliance with this Agreement and the Association's bylaws.

1.8 "Change in Control" means a Transfer of an Equity Interest in Franchisee which, directly or indirectly, causes a change in the number of Persons which can vote more than fifty percent (50%) of the total Equity Interests in Franchisee.

1.9 "Competing Business" means a business which operates a restaurant or food service outlet in combination with entertainment in the form of video games, video displays or computer controlled animated characters.

 1.10 "Confidential Information" means the terms of this Franchise Agreement and Attachments and any amendments hereto, the System, the Animated Entertainment, the Operational Policies, Cornerstones, manuals, written directives and all drawings, equipment, recipes, and all other information know-how, techniques, materials and data imparted or made available by Franchisor to Franchisee which is (i) designated as confidential, (ii) known by Franchisee to be considered confidential by Franchisor, or (iii) by its nature inherently or reasonably to be considered confidential.

1.11"Cornerstones" means the general principals and guidelines under which the Franchisee agrees to establish and operate the Franchised Restaurant, as such principles and guidelines reasonably modified from time to time by Franchisor in order to improve the quality and efficiency of the operation of the System and the Franchised Restaurant. A copy of the current version of the Cornerstones is attached as Attachment A hereto.

1.12 "Entertainment Fund" means the fund to which Franchisee will contribute a monthly basis and to be administered by the Association for the purchase, lease, shipping and installation of software programs and new hardware for Animated Entertainment including the cost of shipping and installation as more fully described in Section 3.3 and 8.5.

1.13 "Equity Interest" means a direct or indirect ownership interest in the capital stock of, partnership or membership interest in, or other equity or ownership interest in (including the right to vote) any type of legal entity.

1.14 "Execution Date" means the date upon which a Franchise
Agreement is duly executed between a franchisee and Franchisor.

1.15 "Franchisee" means -------------------------------------.

1.16 "Franchisee's Principals" means Franchisee's spouse, if
Franchisee is an individual, all officers and directors of Franchisee and all holders of an ownership interest in Franchisee and of any entity directly or indirectly controlling Franchisee, all as listed ion Schedule 1.7 attached hereto..

1.17 "Franchised Restaurant" means the family-oriented pizza restaurant that is established and operated by Franchisee utilizing the System, the Proprietary Marks and the Animated Entertainment in accordance with the terms and conditions of this Agreement.

1.18 "Franchisor" means ShowBiz Pizza Time, Inc. or any person or legal entity to which ShowBiz Pizza Time, Inc. assigns or otherwise transfers its rights and obligations contained in this Agreement.

1.19 "Gross Sales" means the total of all sales (not including taxes collected) related to or arising from the operation of the Franchised Restaurant including, without limitation, all monies and receipts from the sale of all beverages, food, merchandise and the operation of rides, amusement games and other attractions in the Franchised Restaurant, as well as all revenue from the sale of tokens.

1.20 "Indemnitees" means the Association, Franchisor and its subsidiaries and affiliates and their respective directors, officers, employees, shareholders, affiliates, successors and assigns.

1.21 "Losses and Expenses" means compensatory, exemplary or punitive damages, fines, penalties, charges, assessments and fees (including reasonable attorneys', experts', accountants' and consultants' fees); interest, court costs, settlement or judgment amounts and other similar amounts incurred, charged against or suffered by the Indemnitees in connection with any Action.

1.22 "Media Fee" means a monthly contribution by Franchisee to the Advertising Fund as more fully discussed in Section 3.4 and 8.5 of this Agreement, the proceeds of which will be used exclusively by the Association for the purpose of purchasing national network television advertising.

1.23 "Minority Interest" means a direct or indirect ownership interest of less than five percent (5%) of the capital stock of, partnership interest in, or other equity interest in (including the right to vote) any type of legal entity.

1.24 "Operational," used in reference to the Franchised Restaurant, means that the Franchised Restaurant that is fully constructed and finished out as approved by Franchisor and is legally permitted to render its services to, and is open to, the general public pursuant to this Agreement.

1.25 "Operational Policies" means the written standards, procedures, rules, regulations, and policies for the operation of a Franchised Restaurant pursuant to the System, as issued from time to time by Franchisor, the current version of which is attached as Attachment B hereto.

1.26 "Person" means an individual, corporation, limited liability company, partnership, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, court or governmental unit or any agency or subdivision thereof, or any other legally recognizable entity.

1.27 "Proprietary Marks" means the trademarks, trade names, service marks, logos, emblems and other indicia of origin as designated from time to time by Franchisor, which may be owned by Franchisor or licensed to Franchisor with sublicensing rights, including, but not limited to, the marks: "Chuck E. Cheese" and "ShowBiz Pizza Time".

1.28 "Protected Territory" means ------------ in which the Franchisor, so long as Franchisee complies with this Agreement, agrees not to establish or operate other Franchised Restaurants.

1.29 "Site" means the location for the establishment and operation of the Franchised Restaurant which is approved as per Section 4.2 of this Agreement.

1.30 "System" means the unique system developed and owned by Franchisor for the establishment, development, and operation of family-oriented pizza restaurants, the distinguishing characteristics of which include without limitation, Animated Entertainment; separate areas with a variety of rides, amusement games and other attractions; characteristic decorations, furnishings and materials; specially-designed equipment and equipment layouts; trade secret food products and other special recipes, menus and food and beverage designations; food and beverage preparation and service procedures and techniques; operating procedures for sanitation and maintenance; methods and techniques for inventory and cost controls, record keeping and reporting, personnel training and management, and advertising and promotional programs; Cornerstones; and Operational Policies; all of which may be changed, improved or further developed by Franchisor from time to time.

1.31 "Transfer" means the sale, assignment, conveyance, pledge, gift, mortgage or other encumbrance, whether direct or indirect, in whole or in part, or in one or a series of related transactions or occurrences, of this (i) Agreement or of any or all rights or obligations of herein, (ii) any Equity Interests in Franchisee, or
(iii) in the assets of Franchisee.

2.   GRANT OF RIGHTS

2.1 Grant Franchisor hereby grants to Franchisee the right, and Franchisee undertakes the obligation, pursuant to the terms and conditions of this Agreement, to establish and operate the Franchised Restaurant at duly approved Site in the Protected
Territory.

2.2 Exclusivity For so long as Franchisee is in full compliance with this Agreement , Franchisor will not, without Franchisee's prior written consent, establish or operate, or license anyone other than Franchisee to establish or operate, a Franchised Restaurant(s) in the Protected Territory during the term of this Agreement.

2.3  Limitation of Rights   Notwithstanding the provision of
Section 2.2, Franchisor reserves the right to sell, market, and distribute goods and services, without obtaining the prior approval of Developer, under any marks (including the Proprietary Marks) through any retail, wholesale, or other channel of distribution, regardless of whether the goods or services are: (i) now existing or hereinafter developed; (ii) part of the System; or (iii) now or at any time hereafter authorized for use or sale at any Franchised Restaurant.

     Franchisee shall have no right under this Agreement to sub-license others to use or grant any rights in the Proprietary Marks, the Animated Entertainment or the System.

3.   FEES AND CONTRIBUTIONS

3.1  Franchise Fee   Prior to or upon the execution of this
Agreement, Franchisee shall deliver a franchise fee of Sixty Five Thousand Dollars (US$65,000.00) in readily available funds. In the event that this Agreement is terminated by Franchisor due to a default of Franchisee, upon Franchisor's receipt of written acknowledgment of termination from Franchisee (including a waiver of claims against Franchisor and a continuing confidentiality and noncompetition undertaking as set forth herein), Franchisor and Franchisee agree to observe the following:

     3.1.1 Termination prior to Site Approval Franchisor will refund eighty percent (80%) of the Franchise Fee if the Agreement is terminated prior to Site approval in accordance with Section
4.2.

     3.1.2 Termination after Site Approval Franchisor will refund fifty percent (50%) of the franchisee fee after the Site has been approved but prior to commencement of construction of the Franchised Restaurant.

     3.1.3 Termination after Construction After construction of the Franchised Restaurant commences, both Franchisor and Franchisee agree that the franchise fee will be fully earned by Franchisor and nonrefundable.

3.2 Royalty Fees Beginning the calendar month in which the Franchised Restaurant is Operational, on or before the fifteenth
(15th) day of each calendar month thereafter, Franchisee agrees to pay a continuing monthly royalty fee equal to [five percent (5%)] of the Gross Sales for the immediately preceding calendar month.

3.3 Entertainment Fund Beginning the calendar month in which the Franchised Restaurant is Operational, on or before the fifteenth
(15th) day of each calendar month thereafter, Franchisee agrees to contribute to the Entertainment Fund a continuing monthly contribution equal to four tenths of one percent (.4%) of the Gross Sales for the immediately preceding calendar month.

3.4  Advertising Fund    Beginning the calendar month in which the
Franchised Restaurant is Operational, on or before the fifteenth
(15th) day of each calendar month thereafter, Franchisee agrees to contribute to the Advertising Fund a continuing monthly contribution equal to four tenths of one percent (.4%) of the Gross Sales for the previous calendar month.

     Franchisee also agrees to contribute to the Advertising Fund a continuing monthly Media Fee equal to one percent (1%) of the Gross Sales for the previous calendar month to be used exclusively for the purchase of national network television advertising.

3.5 Payments and Taxes All franchise and royalty fees shall be paid directly to Franchisor or its designee. All contributions to the Entertainment Fund and Advertising Fund shall be made directly to the Association unless the Association directs Franchisee otherwise. All payments and contributions shall be in United States dollars and will be made free and clear of any tax, deduction, offset or withholding of any kind. All taxes and penalties on any payment made by Franchisee pursuant to this Agreement now or in the future will be fully borne by Franchisee.

3.6 Overdue Payments Any payment not actually received by Franchisor or its designee when due shall accrue late charges equal to one and one-half percent (1.5%) per month or the maximum rate permitted by law, whichever is less from the date it was due until paid. Such interest charges will be in addition to any other remedies that may be available to Franchisor.

4.   SITE SELECTION

4.1 Criteria for Site Approval Franchisor agrees that prior to or within one hundred and twenty (120) days after the execution of a Franchise Agreement, it will locate and obtain the approval of Franchisor for a Site within the Protected Territory for the establishment and operation of the Franchised Restaurant.

     To qualify for approval, Franchisee must submit to Franchisor:

     (a) a completed site review form substantially in the form of Attachment C.

     (b) if the premises for the proposed Site are to be leased, satisfactory evidence that the lessor will agree to the minimum requirements contained in the Lease Rider to be executed between Franchisor, Franchisee and the lessor attached hereto as Attachment D; and

     (c) any other information or materials as Franchisor reasonably requires, such as a letter of intent or other document which confirms Franchisee's favorable prospects for obtaining the proposed Site.

4.2 Approval by Franchisor Upon receipt of all requested documentation as required in Section 4.1, Franchisor will notify Franchisee of its approval or disapproval in writing within a period of 30 (thirty) days from Franchisor's receipt of the complete information requested. Franchisor agrees that it will act in a commercially reasonable manner when approving or disapproving any proposed Site. However, Franchisee agrees that Franchisor will have absolute discretion in approving any proposed Site and Franchisee agrees to accept any of Franchisor's decisions as final.
 Franchisee hereby acknowledges and agrees that Franchisor's approval of a site does not constitute an assurance, representation or warranty of any kind, express or implied, as to the suitability of the Site for the Franchised Restaurant or for any other purpose or of the financial success of operating the Franchised Restaurant at such Site.

4.3 Costs of On-Site Evaluation If necessary, Franchisor will undertake for Franchisee one (1) on-site evaluation of a proposed Site free of charge. For all subsequent on-site evaluations, Franchisee agrees to re-imburse Franchisor for its reasonable expenses, including, without limitation, travel expenses and a per diem charge for room and board.

4.4 Executed Lease or Purchase Agreement Franchisee will provide Franchisor with a fully executed copy of the lease or purchase agreement with respect to the approved Site within ten (10) days after execution thereof.

4.5 Extensions Franchisor, at its sole discretion and without obligation, may grant a written extension or extensions to the period for approval of a proposed Site. In the event Franchisor grants an extension, Franchise agrees to pay the Franchisor a non-refundable extension fee of US ---------- (--------) for every seven (7) day period of the agreed extension.

4.6 Relocation Once the Franchised Restaurant is established at the proposed Site in accordance with this Agreement, Franchisee may relocate the Franchise Restaurant only upon the prior written consent of Franchisor. Franchisor will not unreasonably withhold its approval of such relocation if: (i) Franchisee has provided Franchisor with at least ninety (90) days prior written notice of its intent to relocate; (ii) Franchisee is not in default under this Agreement; (iii) Franchisee has paid a relocation fee in an amount equal to fifty (50%) of the then-current initial franchise fee for a new franchisee; (iv) the new location is within the Protected Territory; and (v) Franchisee agrees to execute the then-current form of the Franchise Agreement. The Franchisee will receive written notification of Franchisor's decision regarding relocation of the Franchised Restaurant. Upon approval by Franchisor, Franchisee must relocate the Franchised Restaurant within one hundred and eighty (180) days.

5.   CONSTRUCTION

5.1 Pre-Construction Approval Criteria Prior to commencing construction on the Site, Franchisor shall provide Franchisee, with plans and specifications for a standard Franchised Restaurant as well as a floor plan for the Site. Franchisee, at its own cost, shall submit to Franchisor for its prior written approval:

          (a) Complete plans and specifications which adapt the Franchisor's standard plans and specifications for a Franchised Restaurant in accordance with local or state laws, regulations or ordinances, and which conform to Franchisor's floor plan for the Site. Once approved by Franchisor pursuant to Section 5.2 below, such plans and specifications shall not be modified without the prior written consent of Franchisor;

          (b) A statement in the form prescribed by Franchisor and signed by Franchisee, certifying that Franchisee has:

               i.   complied with all local or state laws,
regulations or ordinances in preparing its plans and specifications.

               ii. employed a qualified architect or engineer to prepare construction documents and supervise the construction of the Franchised Restaurant and completion of all improvements (such statement shall also identify the architect or engineer and describe his qualifications in detail);

               iii. obtained all such permits and certifications required for lawful construction and operation of the Franchised
Restaurant, including, without limitation, zoning, access, sign and fire requirements; and

               iv. obtained required licenses to sell beer and/or wine, unless otherwise prohibited, and to operate rides, amusement games and other attractions as required herein.

          (c)  A construction schedule acceptable to Franchisor.

5.2  Pre-Construction Approval     Upon receipt of the above
documents, Franchisor will notify Franchisee of its approval or disapproval in writing within a period of --------- (----) days. Franchisor agrees that it will act reasonably in approving or disapproving any plans, specifications, statements and schedules. However, given that the construction and appearance of Franchise Restaurants is critical to the continued success and viability of the System, Franchisee agrees that Franchisor will have absolute discretion in making such decision and Franchisee agrees to accept any of Franchisor's decisions as final.

5.3 Commencement of Construction and Extensions Once the pre-construction approval has been obtained and within six (6) months from the date of execution of this Agreement, Franchisee will commence construction and provide Franchisor with written notice of such commencement within ------ (----) days of such commencement of construction.

     Franchisor, at its sole discretion and without obligation, may grant to Franchisee written extensions of this six (6) month period with the understanding that, if granted, Franchisee shall pay to Franchisor a non-refundable extension fee of Two Thousand Five Hundred Dollars ($2,500) for each thirty (30) day period of extension.

5.4 Construction Franchisee shall complete construction, including all exterior and interior carpentry, electrical, painting and finishing work, and installation of all fixtures, equipment and signs, in accordance with the plans and specifications for the approved Site within:

     (a) six (6) months of commencement of construction if the construction is a space conversion of existing premises, or

     (b) twelve (12) months of commencement of construction if the construction is the erection of a free-standing building.

     Franchisor, at its sole discretion and without obligation, may extend these periods in writing and pursuant to the terms and conditions imposed by Franchisor as consideration for granting such extension.

5.5 Opening Assistance. Franchisor shall provide one (1) representative to provide on-site opening assistance and supervision for a period of seven (7) to ten (10) days, at no charge to Franchisee, if Franchisee requires any additional opening assistance, Franchisor reserves the right to charge an additional fee for such assistance, in addition to obtaining reimbursement from related travel, meals and lodging expenses.

5.6 Inspection Franchisee agrees that Franchisor and its agents shall have the right to inspect the construction at all reasonable times.

5.7 Continuing Statements Beginning with the calendar month offer the pre-construction approval issued by Franchisor and each calendar month thereafter until one (1) calendar month the Franchised Restaurant is Operational, Franchisee shall provide Franchisor, on or before the first Monday of each such month, with a statement in the form prescribed by Franchisor and signed by Franchisee, certifying Franchisee's continued compliance with and maintenance of the requirements of Section 5.1 (b).

5.8 Installation of Animated Entertainment No later than one hundred fifty (150) days prior to the anticipated date of completion of construction of the Franchised Restaurant, Franchisee shall order the Animated Entertainment and related components specified by Franchisor from the supplier or suppliers designated by Franchisor. All payment terms for the Animated Entertainment shall be agreed to between Franchisee and respective suppliers.

     Franchisor shall not have any liability to Franchisee for delivery or the condition of the Animated Entertainment ordered from the supplier or suppliers designated by Franchisor.

     After delivery of the Animated Entertainment and preparation for installation of the Animated Entertainment by Franchisee, Franchisor will provide a technician to install the Animated Entertainment. If the technician is required for more than ten
(10) days, the Franchisee will pay Franchisor a fee of -------- (------) per day and shall reimburse Franchisor for additional actual air travel expenses and a per diem charge for room and board. Franchisor and Franchisee shall agree upon the date for installation.

5.9 Approval for Opening Once construction is completed and within ------- (----) days of obtaining Franchisor's written approval for opening, Franchisee shall open the Franchised
Restaurant to the public.



6.   TRAINING

6.1  Minimum Training.   Franchisee shall at all times employ at
least one general manager for the Franchised Restaurant and one technician for the maintenance of the Animated Entertainment.
Prior to rendering their services, both the general manager and technician shall attend and complete, to Franchisor's satisfaction, initial training conducted by Franchisor.

6.2 Location and Expenses. Franchisor will not charge Franchisee any fee for the training of Franchisee's first restaurant general manager and technician. Franchisor reserves the right to charge a reasonable fee to Franchisee for any additional required or optional training and training for subsequent general managers, managers and technicians. All training shall be provided at such location as Franchisor may designate and Franchisee shall be responsible for Franchisee's employees' travel expenses and room, board and wages during such training.

6.3 Additional Training. Franchisor may periodically make other mandatory or optional training available to Franchisee's employees, as well as other programs, seminars and materials, and Franchisee shall ensure that all employees, as Franchisor may direct, satisfactorily complete any required training within the time specified.

7.   OPERATION

7.1 Operational Policies and Cornerstones. Franchisee acknowledges that every detail of the Franchised Restaurant is important to Franchisee, Franchisor and other franchisees in order to develop and maintain the high standards and public image of the System, to increase the demand for the products and services sold by all franchisees under the System, and to protect Franchisor's reputation and goodwill. As such, Franchisee agrees to:

     (a) Operate the Franchised Restaurant in accordance with the Operational Policies and Cornerstones to ensure that the highest degree of quality and service is uniformly maintained. If amended or modified by Franchisor, Franchisee agrees that it will fully implement Franchisor's amended Cornerstones and Operational Policies within a period of ----- (-----) months after receipt of notice of such amendment or modification;

     (b) Devote the requisite time, energy and best efforts to the management and operation of the Franchised Restaurant;

     (c) Use, prepare, maintain in sufficient supply and offer for sale only such products, materials, ingredients, supplies and paper goods as conform with Franchisor's standards and specifications;

     (d) Sell or offer for sale only such products and menu items as meet Franchisor's uniform standards of quality and quantity, as have been expressly approved for sale in writing by Franchisor, and as have been prepared in accordance with Franchisor's methods and techniques;

     (e) Use at the Franchised Restaurant only such menus and animated character costumes which comply with the style, pattern and design prescribed by Franchisor;

     (f) Purchase and install, at Franchisee's expense, all fixtures, furnishings, signs, and equipment (including, without limitation, video display software which must be updated from time to time, point-of-sale computer hardware and software control systems, and a telephone modem) as Franchisor may reasonably direct from time to time in the Operational Policies or otherwise in writing;

     (g) Employ security officers if necessary for secure operation of the Franchised Restaurant;

     (h) Employ at least the minimum number of other employees as may be prescribed by Franchisor and to comply with all applicable federal, state and local laws, rules and regulations with respect to such employees;

     (i) Cause all employees to wear uniforms of the color, style, and design prescribed by Franchisor;

     (j) Make daily and regular use of a Chuck E. Cheese walk-around character costume and all other animated character costumes designated by Franchisor and to maintain such costumes in good condition, as provided in the Operational Policies;

     (k)  Use the Site only for the operation of the Franchised
Restaurant as well as keep and maintain the Franchised Restaurant open and operational for the minimum number of hours and days as reasonably required by Franchisor;

     (l) Meet and maintain the highest health standards and ratings applicable to the operation of the Franchised Restaurant;
and

     (m) Purchase or Lease and maintain the minimum number and type of rides, amusement games and other attractions required by Franchisor, in the understanding that Franchisee is prohibited from leasing any of the foregoing on a "shared revenue" or "coin sharing" basis.

7.2  Suppliers    Franchisee shall purchase all equipment, supplies
and other products and materials (including animated character costumes) required for the operation of the Franchised Restaurant solely from suppliers approved in writing by Franchisor. To qualify for approval, such suppliers should (i) demonstrate the ability to meet Franchisor's reasonable standards and specifications for such items, and (ii) possess adequate quality controls and capacity to supply Franchisee's needs promptly and reliably.

     Franchisor shall have the right to require that its representatives be permitted to inspect the supplier's facilities and that samples from the supplier be delivered, at Franchisor's option, either to Franchisor or to an independent, certified laboratory designated by Franchisor for testing. A charge not to exceed the reasonable cost of the inspection and the actual cost of the test shall be paid by Franchisee or the supplier to Franchisor. Franchisor reserves the right, at its option, to re-inspect the facilities and products of any such approved supplier and to revoke its approval upon the supplier's failure to continue to meet, in Franchisor's discretion, any of Franchisor's criteria.

7.3 General Maintenance Franchisee shall at all times maintain the Franchised Restaurant in the highest degree of sanitation, repair and condition. Nevertheless, within three (3) months after receipt of notice from Franchisor, Franchisee agrees to make any additions, alterations repairs and replacements that Franchisor reasonably requires for that purpose, including, without limitation, such periodic repainting, equipment repairs and replacement of obsolete signs, games, rides, equipment, and floor coverings (including carpet and tile) as Franchisor may reasonably direct.

7.4 Maintenance of Animated Entertainment Franchisee shall at all times maintain the Animated Entertainment and its components in good repair and working order. Franchisee shall also assist in the installation of all retrofits and replacements to the Animated Entertainment components which are required by Franchisor and paid for out of the Entertainment Fund. Franchisee shall relinquish and deliver to the Entertainment Fund title and possession of any existing components which are replaced by the Fund, and all such replacements shall become the property of Franchisee.

7.5 Scheduled Refurbishment Commencing on January 1 of the second calendar year following the opening of the Franchised Restaurant, Franchisee, at its own expense, shall upgrade and refurbish the Franchised Restaurant annually. Such upgrades and refurbishment include, without limitation, those necessary to conform to the building decor, floor plan, trade dress, exterior signage and decor, color schemes, rides, amusement games and other attractions, food and beverage service, and presentation of trademarks and service marks consistent with the public image then prevailing in the latest of upgraded System restaurants operated by Franchisor. The amount expended for such upgrades and/or refurbishments shall be at least the lesser of:

     (a)  Fifty Thousand Dollars ($50,000), or

     (b)  Four percent (4%) of the Gross Sales of the Franchised
Restaurant during the prior calendar year.

     Each such upgrade and refurbishment shall be completed by Franchisee on or before June 30 of each respective year. Franchisee shall provide to Franchisor, on or before June 30 of each such year, such reports, records, receipts and other information as Franchisor may request evidencing Franchisee's compliance with this requirement.

      Franchisor may, in its sole discretion, defer in writing all or any portion of Franchisee's obligations to upgrade or refurbish the Franchised Restaurant.

7.6 Inspection Franchisee agrees to permit Franchisor or its agents, at any reasonable time, access to the Franchised Restaurant to conduct inspections to ensure compliance with Franchisor's then-current standards and specifications.

     7.6.1 Testing In conducting its inspections, Franchisor will have the right to obtain samples of any inventory items without payment therefor, in amounts reasonably necessary for testing by Franchisor or an independent certified laboratory to determine whether said samples meet Franchisor's then-current standards and specifications. Franchisor may require Franchisee to bear the cost of such testing if the item or supplier of the item has not previously been approved by Franchisor or if the sample fails to conform to Franchisor's specifications.

     7.6.2 Recommendations Franchisee acknowledges that Franchisor or its agents will have the authority to make immediate recommendations and resolutions to correct any deficiencies detected during such inspections (including ceasing of the use of the non-conforming equipment, advertising materials, products or supplies).

     7.6.3     Failure to Correct Deficiencies  In the event
Franchisee fails or refuses to implement recommendations or resolutions, Franchisor shall have the right to enter upon the Franchised Restaurant premises for the purpose of making or causing to be made such corrections as may be required, with all costs to be paid by Franchisee.

7.7  Accounting and Records

     7.7.1 General Accounting Principles Franchisee shall maintain for at least five (5) years from the dates of preparation, full, complete and accurate books, records and accounts in accordance with generally-accepted accounting principles and in the form and manner prescribed by Franchisor from time to time in the Operational Policies or otherwise in writing.

     7.7.2 Accounting Statements In addition to the general accounting requirements, at Franchisee's cost, Franchisee shall submit to Franchisor:

     (a) Unaudited quarterly profit and loss statements (in the form prescribed by Franchisor and showing the sources of all income and the amount expended each month during the period on local advertising) and balance sheet within forty five (45) days of the end of each fiscal quarter during the term hereof; and

     (b) Unaudited annual statements, as well as a schedule of capital expenditures and a schedule of advertising expenditures, within ninety (90) days of the end of each fiscal year during the term hereof.

     7.7.3 Inspection of Accounting and Records. Franchisor or its representatives (including independent auditors, attorneys or agents) shall have the right at all reasonable times to examine, copy (and to remove and return the materials to be copied from the premises on which they are located), at Franchisor's expense, the books, records, and tax returns of Franchisee.

          If an inspection should reveal that payments have been understated in any report to Franchisor, then Franchisee shall immediately pay to Franchisor the amount understated upon demand, in addition to interest from the date such amount was due until paid, at one and one-half percent (1.5%) per month or the maximum rate permitted by law, whichever is less.

          Notwithstanding the foregoing, if an inspection discloses an understatement in any report of two percent (2%) or more, Franchisee shall reimburse Franchisor for any and all costs and expenses connected with the inspection (including, without limitation, reasonable accounting and attorneys' fees). The foregoing remedies shall be in addition to any other remedies Franchisor may have, including, without limitation, the remedies for default.

     7.7.4 Records of Ownership Interests in Franchisee During the term of this Agreement, within ninety (90) days after the end of the Franchisee's fiscal year, Franchisee shall provide Franchisor a list of all Persons owning an Equity Interest in the Franchisee; provided, however, that if Franchisee's shares are publicly traded on a nationally recognized stock exchange, the list of shareholders required shall include only those owning five percent (5%) or more of the shares outstanding.

     7.7.5 Sales Records. Franchisee shall record all food, beverage and token sales on cash registers or other machines approved by Franchisor, which shall contain devices or systems that will record accumulated sales and provide such other information and reports as Franchisor may prescribe.

          Within eighteen (18) months after receipt of written notification from Franchisor, Franchisee shall install at the Franchised Restaurant as designated by Franchisor, such point-of-sale computer hardware and software control systems and telephone modems as prescribed by Franchisor. Franchisee will enter into software license agreements as designated by Franchisor for such purposes.

          Franchisee shall permit Franchisor to access such systems by telephone at all reasonable times for the purpose of inspecting, monitoring and retrieving information concerning the operation of the Franchised Restaurant. Franchisor shall have telephone access as provided herein at such times, and in such manner as Franchisor shall from time to time specify.


8.   ADVERTISING

8.1 General Requirements Recognizing the importance of the standardization of advertising programs to the furtherance of the goodwill and public image of the System, the Franchisor and Franchisee agree that all advertising by Franchisee shall be conducted in a commercially acceptable manner and shall conform to such standards and requirements as Franchisor may specify from time to time in writing.

8.2 Pre-approved Advertising Franchisor may offer from time to time to provide, upon Franchisee's request and at Franchisee's expense, approved local advertising and promotional plans and materials, including, without limitation, newspaper slicks, promotional leaflets and coupons. Television commercials and other advertising material are periodically produced through the Advertising Fund and are available for use by each Franchisee.

8.3 New Advertising Samples of all planned advertising, not previously approved by Franchisor, must be submitted to Franchisor (through the mail, return receipt requested), for Franchisor's prior approval. Upon receipt of such planned advertising, Franchisor will notify Franchisee no later than fifteen (15) days after receipt of the proposed advertising whether such advertising has been approved, with no response being understood as approval.

8.4 Minimum Advertising Expenditures Franchisee shall spend a monthly a minimum of three percent (3.0%) of the Gross Sales of the Franchised Restaurant for local advertising and promotion in Franchisee's Area of Dominant Influence at least two-thirds (2/3) of which amount shall be spent for television advertising or advertising in some other media approved by Franchisor.

     [During the term of this Agreement, Franchisor may, upon ninety (90) days prior notice to Franchisee, increase the minimum expenditure amount to an amount not to exceed 5.0% of the Gross
Sales of the Franchised Restaurant.]

     The minimum expenditure amount will be reduced by an amount equal to Franchisee's contributions to: (i) an Advertising
Cooperative, and (ii) the Media Fee while the Media Fee remains in effect.

8.5 Advertising and Entertainment Funds Franchisee and Franchisor agree that the Association or its designee shall maintain and administer an Advertising Fund and Entertainment Fund in accordance with the Association's bylaws. However, the Association and the administration of the Funds will have the following characteristics:

     (a) Franchisee will have the right to be a voting member of the Association if it is in compliance with this Agreement and the Association's bylaws;

     (b) Except for the Media Fees which will be used as discussed in Section 8.5(c), the Advertising Fund shall be used exclusively to meet any and all costs of maintaining, administering, directing and preparing any type of advertising campaign and other public relations activities;

     (c) The Media Fees which are contributed to the Advertising Fund shall only be used to purchase national network television advertising;

     (d) The Entertainment Fund shall be used to purchase or lease software programs and new hardware for Animated Entertainment for all System restaurants, including the cost of shipping and installation. The Entertainment Fund may also be used to design, test and implement new entertainment concepts which may not be directly related to the current Animated Entertainment;

     (e) All sums paid by Franchisee to the Advertising and Entertainment Fund shall be deposited in accounts with financial institutions maintained by the Association, separate from funds of Franchisor and shall not be used to pay for any of Franchisor's general operating expenses, except for such reasonable administrative costs and overhead, if any, as Franchisor may incur from time to time related to the administration or direction of the Advertising Fund and Entertainment Fund, including, without limitation, conducting market research, preparing marketing and advertising materials, negotiating purchase and lease contracts and collecting and accounting for assessments for the Advertising and Entertainment Funds;

     (f) Excess amounts remaining in the Advertising and Entertainment Funds at the end of any taxable year, shall be applied to expenditures in the following taxable year(s);

     (g) The Advertising and Entertainment Fund shall not be an asset of Franchisor or its designee.;

     (h) Franchisor has the right to terminate the Advertising Fund. The Advertising Fund shall not be terminated, however, until all monies in the Advertising Fund have been expended for advertising and/or promotional purposes, or returned to contributing franchised businesses or those operated by Franchisor or an affiliate, without interest, on the basis of their respective contributions; and

     (i) Franchisee and Franchisor agree and acknowledge that the Association or its designees undertake no obligation in administering the Advertising and Entertainment Fund to make expenditures which yield benefits to Franchisee which are equivalent or proportionate to Franchisee's contributions or to ensure that any particular franchisee benefits directly or pro rata from the placement of advertising.

8.6 Advertising Cooperative Franchisor shall have the right, in its discretion, to designate any geographical area as a region for purposes of establishing an Advertising Cooperative to which Franchisee will be a member. Such Cooperative will be established and operated in accordance with an advertising cooperative agreement which is attached hereto as Attachment "E"


9.   REPRESENTATIONS AND WARRANTIES

9.1  Representations, Warranties and Covenants of Franchisee

     9.1.1 Due Incorporation Franchisee is a corporation, limited liability company or general or limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with all requisite power and authority to enter into this Agreement and perform the obligations contained herein.

     9.1.2 Authorization The execution, delivery and performance by Franchisee of this Agreement and all other agreements contemplated herein has been duly authorized by all requisite actions on the part of Franchisee and no further actions are necessary to make this Agreement or such other agreements valid and binding upon it and enforceable against it in accordance with their respective terms.

     9.1.3 Execution and Performance Neither the execution, delivery nor performance by Franchisee of this Agreement or any other agreements contemplated hereby will conflict with, or result in a breach of any term or provision of Franchisee's charter by-laws, articles of organization, or partnership agreement and/or other governing documents and any amendments thereto, any indenture, mortgage, deed of trust or other material contract or agreement to which Franchisee is a party or by which it or any of its assets are bound, or breach any order, writ, injunction or decree of any court, administrative agency or governmental body.

     9.1.4 Corporate Documents Certified copies of Franchisee's charter by-laws, articles of organization, partnership agreement and/or other governing documents and any amendments thereto, including board of director's or partner's resolutions authorizing this Agreement have been delivered to Franchisor. Any amendments or changes to such governing or charter documents subsequent to the date of this Agreement, shall not be undertaken without Franchisor's prior written consent.

     9.1.5 Non-Competition during Term of Agreement Unless approved by Franchisor in writing, during the term of this Agreement, Franchisee and Franchisee's Principals shall not, directly or indirectly:

          (a) Divert or attempt to divert business of any Franchised Restaurant established pursuant to a Franchise Agreement to any competitor, or do or perform any other act injurious or prejudicial to the goodwill associated with Franchisor's
Proprietary Marks, the Animated Entertainment and the System;

          (b) Employ or seek to employ any person who is employed by Franchisor or by any other franchisee of Franchisor; and

          (c) Except as provided for herein, own, maintain, engage in, or have an Equity Interest in a Competing Business; provided that this provision shall not apply to any Minority Interest collectively held by Franchisee or Franchisee's Principals in any publicly-held corporation listed on a national stock exchange.

     9.1.6 Non-Competition after Termination or Non-Renewal of Agreement Unless approved by Franchisor in writing, for a period of one (1) year after the expiration and non-renewal or termination of this Agreement or after the approved transfer by Franchisee of its interest in this Agreement, Franchisee and Franchisee's Principals shall not, directly or indirectly:

          (a) Divert or attempt to divert business of any Franchised Restaurant established pursuant to a Franchise Agreement to any competitor, or do or perform any other act injurious or prejudicial to the goodwill associated with Franchisor's
Proprietary Marks, the Animated Entertainment and the System;

          (b) Employ or seek to employ any person who is employed by Franchisor or by any other franchisee of Franchisor; and

          (c) Except as provided for herein, own, maintain, engage in, or have within a twenty five (25) mile radius of the Territory; provided that this provision shall not apply to any Minority
Interest collectively held by Franchisee or Franchisee's Principals in any publicly-held corporation listed on a national stock exchange.

     9.1.7 Additional Covenants At Franchisor's request, Franchisee shall require and obtain for the benefit of Franchisor execution of covenants similar to those set forth in this Section from any and all of its employees having access to materials or information furnished or disclosed to Franchisee by Franchisor.

     9.1.8 Guaranty As an inducement and as a condition to Franchisor's execution and acceptance of this Agreement, Franchisor may require any or all of Franchisee's Principals to execute a Guaranty in the form of Attachment F hereto.

9.2  Representations, Warranties and Covenants of Franchisor

     9.2.1 Due Incorporation Franchisor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with all requisite power and authority to enter into this Agreement and perform the obligations contained herein.
     9.2.2 Authorization The execution, delivery and performance by Franchisor of this Agreement and all other agreements contemplated herein has been duly authorized by all requisite corporate actions and no further actions are necessary to make this Agreement or such other agreements valid and binding upon it and enforceable against it in accordance with their respective terms.

     9.2.3 Execution and Performance Neither the execution, delivery nor performance by Franchisor of this Agreement or any other agreements contemplated hereby will conflict with, or result in a breach of any term or provision of Franchisor's articles of incorporation or by-laws, or any indenture, mortgage, deed of trust or other contract or agreement to which Franchisor is a party or by which it or any of its assets are bound, or breach any order, writ, injunction or decree of any court, administrative agency or governmental body.


10.  PROPRIETARY RIGHTS AND INFORMATION

10.1 Confidential Information The Franchisee and the Franchisee's Principals shall only communicate, disclose or use the Confidential Information as expressly permitted herein or as required by law. Franchisee and Franchisee's Principals shall disclose the Confidential Information only to such of Franchisee's employees, agents, or independent contractors who must have access to it in connection with their employment.

     10.1.1    Confidentiality Agreements    Franchisee shall cause
Franchisee's Principals and employees having access to the Confidential Information to execute confidentiality agreements substantially in the form of Attachments G and H stating that they will preserve in confidence all Confidential Information. Neither Franchisee, Franchisee's Principal's or their respective employees may at any time, without Franchisor's prior written consent, copy, duplicate, record or otherwise reproduce the Confidential Information, in whole or in part, nor otherwise make the same available to any unauthorized person.

     10.1.2 Improvements If Franchisee makes any improvements (as determined by Franchisor) to the Confidential Information, Franchisee and the Franchisee's Principals shall each execute an amendment to this Agreement reflecting such improvements and Franchisor's exclusive ownership thereof. All such improvements shall be considered Confidential Information.

10.2 Proprietary Marks Franchisee acknowledges Franchisor's exclusive ownership, or right to sublicense, of the Proprietary Marks and shall neither directly or indirectly, infringe, contest or otherwise impair Franchisor's exclusive ownership of, and/or license, with respect to the Proprietary Marks either during or after the termination or expiration of this Agreement. Franchisee also expressly acknowledges and agrees that:

     (a) The Proprietary Marks will only be used by Franchisee in connection with the operation of the Franchised Restaurant under the System and only in the manner authorized and prescribed by Franchisor herein or by written notification.

     (b) Except for the non-exclusive license to use granted herein, Franchisee and Franchisee's Principals acquire no right, title or interest in (or any goodwill associated with) the System, the Proprietary Marks and the Animated Entertainment.

     (c) Upon the expiration or termination of this Agreement, no monetary amount shall be assigned as attributable to any goodwill associated with Franchisee's use of the System, the Proprietary Marks or the Animated Entertainment and all goodwill associated with Franchisees use of the System, the Proprietary Marks and the Animated Entertainment will inure to the benefit of Franchisor or Franchisor's licensors, as the case may be.

     (d) Franchisee and Franchisee's Principals shall promptly notify Franchisor of any use by any third party of the Proprietary Marks of which the Franchisee and Franchisee's Principals know or have reason to know is unauthorized.

     (e) Franchisee and Franchisee's Principals shall promptly notify Franchisor of any litigation action or claim instituted by any person or legal entity against Franchisor, Franchisee or Franchisee's Principals involving the Proprietary Marks and, if necessary, shall execute any and all documents, and to render such assistance as may, in the opinion of Franchisor's counsel, be reasonably requested to carry out such defense or prosecution.

     (f) Franchisee shall operate, advertise and promote the Franchised Restaurant under the Proprietary Marks designated by Franchisor, without prefix or suffix, and shall use no other name or mark and shall refrain from using any of the Proprietary Marks in conjunction with any word or symbol without Franchisor's prior written consent.

     (g) This license to use the Proprietary Marks is nonexclusive, and Franchisor has the right: (i) to grant other franchises for the Proprietary Marks, in addition to those franchises already granted to existing franchisees, (ii) to use the Proprietary Marks in connection with the sale of food and other products at wholesale and/or retail outlets in the Protected Territory, and (iii) to develop and establish other systems for the same or similar products and services utilizing the same Proprietary Marks, or any similar or other proprietary marks, and to grant licenses thereto without providing Franchisee any right therein.

     (h) Franchisee will use, promote and offer for sale under the Proprietary Marks only those products and services which meet
Franchisor's prescribed standards and specifications, as they may be revised by Franchisor from time to time.

     (i) Franchisee will execute all documents requested by Franchisor or its counsel that are necessary to obtain protection for the Proprietary Marks or to maintain their continued validity or enforceability and to take no action that would jeopardize the validity or enforceability thereof.

10.3 Copyrights Franchisee and Franchisee's Principals acknowledge that Franchisor owns the worldwide copyright and other ownership rights to all materials provided by Franchisor (in all forms or media now or hereafter known) including, without limitation, the Cornerstones, the Operational Policies, the Animated Entertainment, promotional materials and software. Franchisee also agrees:

     (a) If registration of the copyright of any of the materials mentioned above is required by law or deemed advisable by Franchisor, Franchisee agrees to cooperate with and assist Franchisor in obtaining the registration in the name of Franchisor and will not register or attempt to register or assist or be involved in any way with the registration (either directly or indirectly) of such materials;

     (b) Franchisee agrees to use proper copyright and other proprietary notices in connection with all copyright materials and conform with Franchisor's standards for protecting its rights; and

     (c) Franchisee agrees to promptly cause the execution of any assignments, waivers of rights, or other documents, and take any further actions needed or advisable to ensure that Franchisor has such copyright and other rights described in this Section.

11.  TRANSFER OF INTEREST

11.1 Transfer by Franchisor Franchisor shall have the right to transfer or assign this Agreement, its rights to the Proprietary Marks, and all or any part of its rights or obligations herein to any person or legal entity without the consent of Franchisee or Franchisee's Principals. Upon such transfer by Franchisor, any transferee or assignee of Franchisor shall become solely responsible for all obligations of Franchisor under this Agreement from the date of transfer or assignment.

11.2.     Transfer by Franchisee   Franchisee and Franchisee's
Principals understand and acknowledge that the rights and duties set forth in this Agreement are personal to Franchisee and are granted, in part, in reliance upon the skill, aptitude, business and financial capacity of Franchisee and Franchisee's Principals and their intention of complying with its terms and conditions. Therefore, if the Franchisee and/or Franchisee's Principals desire to Transfer any interest in this Agreement, they must first obtain the prior written approval of Franchisor.

     11.2.1 General Requisites Prior to authorizing a Transfer by Franchisee of any interest in this Agreement, Franchisor may require satisfaction of the following:

     (a) Franchisee shall be in compliance with all of the terms and conditions of this Agreement;

     (b) Franchisee and/or any Franchisee's Principal shall remain liable for the performance of its obligations contained in this Agreement through the date of transfer and shall execute all instruments reasonably requested by Franchisee to evidence such liability;

     (c) The transferee shall satisfy, in Franchisor's judgment, Franchisor's then existing criteria for a franchisee including, without limitation: (i) education; (ii) business skill, experience and aptitude; (iii) character and reputation; and (iv) financial resources; and

     (d) The transferee and all owners of any record or beneficial interest in the capital stock (or other interest) of transferee shall execute all instruments (including a new franchise agreement and guarantee) reasonably requested by Franchisor to evidence acceptance and assumption of all of the terms and conditions of this Agreement.

     11.2.2 Transfer involving Controlling Interest If the Franchisee does not have a Controlling Interest (as reasonably determined by Franchisor) in the transferee, in addition to the requisite in Section 11.2.1, Franchisor may also require:

     (a) Franchisee pay a transfer fee equal to one-half (1/2) of the then current initial franchise fee for Franchise Agreements;

     (b) At the transferee's expense, the transferee and any of the transferee's employees responsible for the operation of the Franchised Restaurant have satisfactorily completed such training as Franchisor may then require; and

    (c) The transferee has complied with Franchisor's then-current application requirements for a new franchise.

11.3 Transfer of Interest in Franchisee In the event that Franchisee and/or any of Franchisee's Principals desire to accept a bona fide offer from a third party to purchase an Equity Interest in Franchisee, Franchisee and Franchisee's Principals shall notify Franchisor in writing of each such offer, and Franchisor shall have the right and option, exercisable within twenty-one (21) days after receipt of such written notice, to send written notice to the seller that Franchisor or its nominee intends to purchase seller's interest on the same terms and conditions offered by the third party.

     In the event the consideration, terms, and/or conditions offered by the third party are such that Franchisor or its nominee may not reasonably be able to furnish the same consideration, terms, and/or conditions, then Franchisor or its nominee, as appropriate, may purchase the interest proposed to be sold for the reasonable equivalent in cash. If the parties cannot agree, within a reasonable time, on the reasonable equivalent in cash of the consideration, terms, and/or conditions offered by the third party, an independent appraiser shall be designated by Franchisor, and such appraiser's determination shall be binding.

11.4 Transfer upon Death If the interest of the Franchisee or any of Franchisee's Principals is transferred upon death or permanent disability of Franchisee or Franchisee's Principal to the spouse, parents, siblings, nieces, nephews, descendants or spouse's descendants of such Franchisee or Franchisee's Principal, the transferee shall be required to execute a copy of this Agreement, the Guaranty and any ancillary documents required by Franchisor in its sole discretion. All other transfers upon death will be subject to the same conditions as any other inter-vivos transfer.

11.5 Public Offerings Equity Interests in Franchisee and
Franchisee's Principals may be offered, only with the prior written consent of Franchisor, which consent shall not be unreasonably withheld. Such approval will be subject to the following:

     (a) All registration materials required for such offering by federal or state law shall be submitted to Franchisor for review prior to their being filed with any government agency;

     (b) No offering material (for either a public or private offering) shall express or imply (by use of the Proprietary Marks or otherwise) that Franchisor is participating in an underwriting, issuance or public offering of Franchisee, Franchisee's Principals, or Franchisor securities. Franchisor may, at its option, require such offering materials to contain a written statement prescribed by Franchisor concerning the limitations described in the preceding sentence;

     (c) Franchisee, Franchisee's Principals and the other participants in the registration and offering must fully indemnify Franchisor in connection with the offering;

     (d) For each proposed public offering, other than offerings which are exempt from registration, Franchisee shall pay to Franchisor a nonrefundable fee of Ten Thousand Dollars ($10,000) or such greater amount as is necessary to reimburse Franchisor for its reasonable costs and expenses associated with reviewing the proposed offering, including, without. limitation, legal and accounting fees; and

     (e)  Franchisee and Franchisee's Principals shall give
Franchisor at least sixty (60) days' prior written notice prior to the effective date of any offering or other transaction covered by this Section 11.5.

12.  INSURANCE AND INDEMNITY

12.1 Insurance. Franchisee shall obtain at least thirty (30) days prior to commencement of Restaurant construction of the Franchised Restaurant, and maintain throughout the term, such property, casualty and general liability insurance as may be (i) required by law; or (ii) reasonably to protect Franchisee from the risks inherent in construction and operation of the Franchised Restaurant. Franchisor shall have the right to reasonably consent to the types and amounts of coverage and the issuing companies. Such insurance shall:

          (a)  name the Indemnitees as additional insured parties;

          (b) contain no provision which limits or reduces coverage in the event of a claim by any one (1) or more of the Indemnitees;

          (c) provide that policy limits shall not be reduced, coverage restricted, canceled, allowed to lapse or otherwise altered or such policy(ies) amended without Franchisor's consent;
and

          (d) be obtained from reputable insurance companies authorized to do business in all jurisdictions in which the Restaurant is located.

12.2 Insurance Prior to Commencement. Prior to the commencement of construction and for the entire term of this Agreement, Franchisee shall obtain and maintain insurance protecting Franchisee and the Indemnitees against any demand or claim arising or occurring in connection with the construction and operation of the Franchised Restaurant. Such policies shall: (i) be of the types and for the minimum amounts of coverage indicated in the Operational Policies;
(ii) contain a waiver of subrogation in favor of Franchisor; and
(iii) shall name the Indemnitees as additional insureds. Franchisee also acknowledges and agrees to:

     (a) furnish Franchisor with evidence that Franchisee has obtained the required insurance at least fifteen (15) days prior to the commencement of construction, and each year afterwards, and at any other time a carrier or coverage is changed;

     (b) increase the insurance coverage amounts in the amounts indicated by Franchisor upon thirty (30) days prior written notice from Franchisor; and

     (c) re-imburse Franchisor for any insurance policies obtained by Franchisor on behalf of Franchisee if Franchisee fails to obtain the insurance required by this Section.

12.3 Indemnities

     12.2.1  Indemnification  Franchisee and Franchisee's
Principals agree to and hereby, jointly and severally, indemnify, defend (by counsel chosen by Franchisor) and agree to hold harmless each Indemnitee from all Losses and Expenses alleged, incurred or assessed in connection with:

          (a) Franchisee's or any Franchisee's Principal's alleged infringement or alleged violation of any trademark or other proprietary name, mark, or right allegedly owned or controlled by a third party;

          (b) The violation, breach or asserted violation or breach, by Franchisee or any of Franchisee's Principals, of any federal, state or local law, regulation, ruling, standard or directive or any industry standard;

          (c) Libel, slander or any other form of defamation of Franchisor, the System or any franchisee or franchisee operating under the System, by Franchisee or by any of Franchisee's Principals;

          (d) The violation or breach by Franchisee or any of Franchisee's Principals, of any warranty, representation, agreement or obligation in this Agreement or in any other agreement, between Franchisee, its subsidiaries and affiliates and Franchisor, its subsidiaries and affiliates or the officers, directors, shareholders, partners, agents, representatives, independent contractors and employees thereof; and

          (e) Acts, errors, or omissions of Franchisee, any of Franchisee's subsidiaries or affiliates or any of Franchisee's Principals and the officers, directors, shareholders, partners, agents, representatives, independent contractors and employees of Franchisee and its subsidiaries and affiliates in connection with the development activities contemplated under this Agreement or the operation of the Franchised Restaurant.


     12.2.2. Notice and Counsel Franchisee and each of Franchisee's Principals agree to give Franchisor immediate notice of any Action. Franchisor may engage, at its expense, separate counsel to represent the Indemnitees in such Action and/or elect to assume (but under no circumstance is obligated to undertake) the defense and/or reasonable settlement of any Action. Franchisor's election to settle shall not diminish Franchisee's and each of Franchisee's Principal's obligation to defend, indemnify and hold the Indemnitees harmless from all Losses and Expenses.

     12.2.3 Settlement and Remedial Actions In order to protect persons or property, or its reputation or goodwill, or the reputation or goodwill of others, Franchisor may, at any time and without notice, as it, in its sole judgment deems appropriate, consent or agree to settlements or take such other remedial or corrective actions it deems expedient with respect to any Action if, in Franchisor's sole judgment, there are reasonable grounds to believe that:

          (a)     any of the acts or circumstances enumerated in
Section 12.2.1 ((a) through (d)) above have occurred;

          (b)  any act, error, or omission as described in Section
12.2.1 (e) may result directly or indirectly in damage, injury, or harm to any person or any property.

     12.2.4 Expenses All Losses and Expenses incurred under this Section shall be chargeable to and paid by Franchisee or any of Franchisee's Principals pursuant to Franchisee's obligations of indemnity under this paragraph regardless of any actions, activity or defense undertaken by Franchisor or the subsequent success or failure of such actions, activity, or defense.

     12.2.5 Third Party Recovery Under no circumstances shall the Indemnitees be required or obligated to seek recovery from third parties or otherwise mitigate their losses in order to maintain a claim against Franchisee or any of Franchisee's Principals. Franchisee and each of Franchisee's Principals agree that the failure to pursue such recovery or mitigate loss will in no way reduce the amounts recoverable from Franchisee or any of Franchisee's Principals by the Indemnitees.

     12.2.6 Survival Franchisee and Franchisee's Principals expressly agree that the terms of this Section 8 shall survive the termination, expiration or transfer of this Agreement or any interest herein.

13.  TERM, RENEWAL AND TERMINATION

13.1 Term Unless terminated as provided for herein, the term of this franchise shall be fifteen (15) years starting from the date of opening of the Franchised Restaurant which date shall be specified in writing by Franchisor.

13.2 Renewal Franchisee may, at Franchisee's option, renew this Agreement for one (1) additional period of ten (10) years, provided that at the end of the initial term:

          (a) Franchisee has given Franchisor written notice of election to renew not less than nine (9) months nor more than twelve (12) months prior to the end of the initial term;

          (b) Franchisee shall have completed to Franchisor's satisfaction all maintenance, refurnishing, renovating and remodeling of the premises and equipment as Franchisor shall require in order to meet Franchisor's then-current standards for Franchised Restaurants;

          (c) Franchisee is in compliance with all of the terms of this Agreement and any other agreement between Franchisee and Franchisor;

          (d). Franchisee shall have executed upon renewal hereunder Franchisor's then current form of Franchise Agreement, which agreement may have different terms from this Agreement including, without limitation, a royalty fee, contributions and System assessments; provided, however, Franchisee shall be required to pay, in lieu of the then-current initial franchise fee, a renewal fee which shall be fifty percent (50%) of the then-current initial franchise fee as then charged set by Franchisor;

          (e) Franchisee and Franchisee's Principals shall execute a general release, in a form prescribed by Franchisor, of any and all claims against Indemnitees.

13.3 Termination

     13.3.1 Termination without Notice This Agreement shall automatically terminate without notice to Franchisee if Franchisee:

     (a)  ceases to do business at the Franchised Restaurant;

     (b) causes a threat or danger to the public health or safety in the construction or operation of the Franchised Restaurant;

     (c) or any of Franchisee's Principals is convicted of a felony or any other crime or offense that is reasonably likely, in the sole opinion of Franchisor, to adversely affect the System, the Proprietary Marks, the Animated Entertainment, the goodwill associated therewith, or Franchisor's interest therein;

     (d) copies or duplicates any Animated Entertainment programs or materials or purports to transfer ownership or possession of any Animated Entertainment components or materials without the prior written consent of Franchisor;

     (e)  violates the requirements for Transfers contained in
Section 11;

     (f)  fail to comply with the representations and warranties in
Section xxx hereof;

     (g)  discloses or divulges the contents of the Operational
Policies or other trade secret or confidential information provided Franchisee by Franchisor contrary to the provisions of this Agreement;

     (h)  fails to maintain the insurance(s) required by Section
9.1;

     (i) knowingly maintains false books or records, or submits any false reports to Franchisor; or

     (j) fails to cure any default of which it has been given prior notices on two occasions.

     13.3.2    Termination with Ten Day Notice    Franchisee shall
have ten (10) days after its receipt from Franchisor of a written notice to remedy Franchisee's failure, refusal, or neglect to pay promptly any monies due under this Agreement or to submit the financial information or other reports required by Franchisor under this Agreement. If such default is not cured within that time, this Agreement shall terminate without further notice to Franchisee effective immediately upon the expiration of the ten (10) day period.

     13.3.3 Termination with Thirty Day Notice Except as otherwise provided in this Section, Franchisee shall have thirty
(30) days after its receipt from Franchisor of a written notice within which to remedy any default of the terms of this Agreement and the Attachments hereunder and provide evidence thereof to Franchisor. If any such default is not cured within that time, this Agreement shall terminate without further notice to Franchisee effective immediately upon the expiration of the thirty (30) day period.

13.4 Obligations upon Termination or Expiration Upon termination or expiration of this Agreement for any reason, all rights of Franchisee under this Agreement will immediately terminate and Franchisee will have the following duties which will survive termination of this Agreement:

     (a) Franchisee will promptly pay to Franchisor and its affiliates all sums due under this Agreement and any other agreements, including, without limitation, all damages, costs, expenses, and reasonable attorneys' fees incurred by Franchisor by reason of default on the part of Franchisee, whether or not the expenses occur before or after the termination or expiration of this Agreement;

     (b) Franchisee will immediately cease to operate the Franchised Restaurant and use of the Proprietary Marks, the Animated Entertainment, the System, and the Operational Policies in any manner including any advertising, equipment, format, confidential methods, procedures and techniques associated with the Franchised Restaurant, the Proprietary Marks, the Animated
Entertainment, the System, and the Operational Policies;

     (c) Franchisee shall immediately return all manuals, including the Operational Policies, records, files, instructions, correspondence, all materials related to operating the Franchised Restaurant, and shall retain no copy or record of any of the foregoing, excepting only Franchisee's copy of this Agreement and of any correspondence between the parties, and any other documents which Franchisee and Franchisee's Principals reasonably need for compliance with any provision of law;

     (d) Franchisee will immediately cease to use in any manner whatsoever, any Proprietary Marks and distinctive trade dress, forms, slogans, signs, symbols, devices, or animated character costumes associated with the System;

     (e) Franchisee shall take such action as may be necessary to cancel any assumed name or equivalent registration which contains any of the Proprietary Marks, and Franchisee and Franchisee's Principals shall furnish Franchisor with evidence satisfactory to Franchisor of compliance with this obligation within thirty (30) days after termination or expiration of this Agreement; and

     (f) Franchisee and Franchisee's Principals shall make such modifications or alterations to the Franchised Restaurant premises and contents operated hereunder immediately upon termination or expiration of this Agreement as may be necessary to prevent the operation of any business thereon by Franchisee, Franchisee's Principals, or others after expiration or termination.

13.5 Option to Purchase Franchisor shall have the right, but not the obligation, to purchase at fair market value (as determined below) any or all of Franchisee's interest in the Franchised Restaurant, including but not limited to (i) the Animated Entertainment components and software, (ii) rides, amusement games and other attractions, (iii) the real estate component of the Franchised Restaurant, (iv) furnishings, fixtures and equipment, and (v) signs, advertising materials and supplies.

     Franchisor shall exercise its rights under this Section by giving written notice thereof to Franchisee within thirty (30) days after termination or expiration of this Agreement. Within thirty
(30) days after such notice is given by Franchisor, Franchisee and Franchisor shall each, at its own cost, appoint an appraiser who has at least five (5) years of relevant commercial appraisal experience to make an appraisal of the fair market value of Franchisee's interest in each component of the Franchised Restaurant as indicated in Franchisor's initial notice and cause such appraiser to deliver a copy of his appraisal to the other party. The "fair market value" shall be the average of the two appraisals and Franchisor will notify Franchisee if it plans on exercising such right.

14.  REMEDIES AND LIQUIDATED DAMAGES

14.1 Remedies Upon the occurrence of an uncured breach, Franchisor may exercise one or more of the following remedies or such other remedies as may be available at law or in equity:

     14.1.1 Cure Franchisor, a Franchisor's discretion and without obligation, may cure such breach at Franchisee's expense and, in connection therewith, Franchisee (i) hereby grants to Franchisor all rights and powers necessary or appropriate to accomplish such cure; (ii) shall indemnify and hold the Indemnitees harmless from and against all costs, expenses (including reasonable fees of counsel and other engaged professionals), liabilities, claims, demands and causes of action (including actions of third parties) incurred by or alleged against any Indemnitee in connection with Franchisor's cure; and (iii) shall reimburse or pay such costs or damages within ten (10) days of receipt of Franchisor's invoice therefor; or

     14.1.2 Specific Enforcement Franchisor may, in addition to pursuing any other remedies, specifically enforce Franchisee's and Franchisee's Principal's obligations, covenants and agreements or obtain injunctive or other equitable relief in connection with the violation or anticipated violation of such obligations, covenants and agreements without the necessity of showing (i) actual or threatened harm; (ii) the inadequacy of damages as a remedy; or
(iii) likelihood of success on the merits, and without being required to furnish bond or other security. Nothing in this Agreement shall impair Franchisor's right to obtain equitable relief.

14.2 Liquidated Damages Franchisee acknowledges that its uncured breach of any of the terms of this Agreement will materially and adversely affect Franchisor and that the quantum of such damages may not be easily ascertainable. Accordingly, Franchisee agrees that, as liquidated damages for the non-performance of its obligations under this Agreement, in addition to any other remedy available to Franchisor, Franchisee shall pay to Franchisor US$--- ------------------ initially and US$------------------- per month per violation for so long as each such violation remains uncured; provided, however, that this provision will only be operative upon material breaches of this Agreement which are in Franchisee's or Franchisee's Principals' control.

15.  DUE DILIGENCE AND ASSUMPTION OF RISK

Franchisee and Franchisee's Principals have received, read and understood this Agreement, the documents referred to herein and the Attachments and Schedules hereto including the bylaws of the Association. Franchisee and Franchisee's Principals further acknowledge that they have received the disclosure documents required by the Federal Trade Commission trade regulation rule entitled Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures, at least ten (10) business days prior to the date on which this Agreement was executed. Franchisee and Franchisee's Principals: (i) have had ample time and opportunity to consult with their advisors concerning the potential benefits and risks of entering into this Agreement (ii) have conducted such due diligence and investigation as they desire; (iii) recognize that the business venture described herein involves risks; and (iv) acknowledge that the success of such business venture is dependent upon, among other factors unrelated to Franchisor, the abilities of Franchisee and Franchisee's Principals. FRANCHISOR EXPRESSLY DISCLAIMS THE MAKING OF, AND FRANCHISEE AND EACH OF FRANCHISEE'S PRINCIPALS ACKNOWLEDGE THAT THEY HAVE NOT RECEIVED OR RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE POTENTIAL PERFORMANCE OR VIABILITY OF THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT.

16.  DISPUTE RESOLUTION
16.1 Mediation Except for infringement of Proprietary Marks, Animated Entertainment or other violation of Franchisor's intellectual property rights, regarding which Franchisor may apply for emergency, special, or injunctive relief, both Franchisor and Franchisee will attempt in good faith to settle any dispute related to this Agreement. If Franchisor and Franchisee are unable to do so, they hereby agree to submit to non-binding mediation prior to bringing such claim, controversy or dispute in a court. The mediation shall be conducted through either an individual mediator or a mediator appointed by a mediation services organization or body, experienced in the mediation of food service business
disputes, as agreed upon by Franchisor and Franchisee.   The costs
and expenses of mediation, including compensation of the mediator, shall be borne by the parties equally. If the parties are unable to resolve the claim, controversy or dispute within ------ (-----) days after the mediator has been appointed, unless such time period is extended by written agreement of the parties, then either party may bring a legal proceeding under the following to resolve such claim,

16.2 Applicable Law  Franchisor and Franchisee agree that this
Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas without regard to its conflicts of laws provisions.

16.3 Jurisdiction and Venue Franchisor and Franchisee hereby irrevocably submit themselves to the jurisdiction of the state courts of Dallas County, Texas and the Federal District Court for the Northern District of Texas, Dallas Division. However, with respect to any action (i) for monies owed, (ii) for injunctive or other extraordinary relief, or (iii) involving ownership or use of the Proprietary Marks or the Animated Entertainment, Franchisor may bring such action in any state or federal district court which has jurisdiction.

17.  MISCELLANEOUS

17.1 Independent Contractors In performing this Agreement, the parties specifically agree that Franchisor and Franchisee's relationship is and always will be solely that of independent contractors. Neither Franchisor or Franchisee shall not represent itself or permit any of its employees, agents, servants, or representatives to represent itself as an employee, agent, servant, or joint venturer of the other. Neither party shall have no right to and shall not attempt to enter into contracts or commitments in the name of or on behalf of the other in any respect whatsoever.

17.2 Entire Agreement    This Agreement and the Attachments hereto
constitute the entire agreement between Franchisor, Franchisee and Franchisee's Principals concerning the subject matter hereof. All prior agreements, discussions, representations, warranties and covenants are merged herein. THERE ARE NO WARRANTIES, REPRESENTATIONS, COVENANTS OR AGREEMENTS, EXPRESS OR IMPLIED, BETWEEN THE PARTIES EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT. Except those permitted to be made unilaterally by Franchisor, any amendments or modifications of this Agreement shall be in writing and executed by Franchisor and Franchisee.

17.3 No Waiver Either party's failure to exercise any right or remedy or to enforce any obligation, covenant or agreement herein shall not constitute a waiver by, or estoppel of, such party's right to enforce strict compliance with any such obligation, covenant or agreement. No custom or practice shall modify or amend this Agreement. Either party's waiver of, or failure or inability to enforce, any right or remedy shall not impair such party's rights or remedies with respect to subsequent default of the same, similar or different nature. Acceptance of any payment shall not waive any default.

17.4 Severability   Should any term, covenant or provision hereof,
or the application thereof, be determined by a valid, final, non-appealable order to be invalid or unenforceable, the remaining terms, covenants or provisions hereof shall continue in full force and effect without regard to the invalid or unenforceable provision. In such event such term, covenant or provision shall be deemed modified to impose the maximum duty permitted by law and such term, covenant or provision shall be valid and enforceable in such modified form as if separately stated in and made a part of
this Agreement.   Notwithstanding the foregoing, if any term hereof
is so determined to be invalid or unenforceable and such determination adversely affects, in Franchisor's reasonable judgment, Franchisor's ability to preserve its rights in, or the goodwill underlying, the Proprietary Marks, the Animated Entertainment, the System and/or the Confidential Information, or materially effects Franchisor's other rights hereunder, Franchisor may terminate this Agreement upon notice to Franchisee.

17.5 Notice All notices required or desired to be given hereunder shall be in writing and shall be sent by personal delivery, expedited delivery service, return receipt requested or facsimile to the following addresses or such other addresses as designated by Franchisor or Franchisee in writing pursuant to this Section:

     Notices to FRANCHISOR:        Director of Franchising
                              ShowBiz Pizza Time, Inc.
                              4441 W. Airport Freeway
                              Post Office Box 152077
                              Irving, Texas 75062
                              Tel.


     Notices to Franchisee:   --------------------------
                              Tel.
                              Fax.


     Notices posted by personal delivery or given by facsimile shall be deemed given upon receipt. Notice to Franchisee shall constitute notice to Franchisee's Principals.

17.6 Counterparts   This Agreement may be executed in any number of
counterparts each of which when so executed shall be an original, but all of which together shall constitute one (1) and the same instrument.

17.7 Headings    The section headings in this Agreement are for
convenient reference only and shall be given no substantive or interpretive effect.

17.8 Further Assurances Franchisor and Franchisee shall execute and deliver any and all additional papers, documents, and other assurances and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties hereto.

17.9 Compliance with Laws Franchisee agrees to comply at its sole expense with all laws and regulations applicable to this Agreement and the operation of the Franchised Restaurants.

              [Signatures appear on following pages]

     IN WITNESS WHEREOF, the parties hereto have fully executed, sealed and delivered this Agreement in duplicate on the day and year first above written.

                              SHOWBIZ PIZZA TIME, INC.
                              FRANCHISOR





                              By:------------------------
                              Name:----------------------
                              Title:---------------------

STATE OF TEXAS      S
                    S
COUNTY OF DALLAS    S

     Before me personally appeared -------------- who, after being duly sworn, says that he is the ------------- of ShowBiz Pizza Time, Inc., a corporation, organized and existing under the laws of Kansas, and that he has authority to execute under oath and has so executed the above Agreement for and on behalf of such corporation for such purposes therein contained.

     WITNESS my hand and official seal this ----day of ----------, 19--.


(SEAL)
                              Notary Public


                              FRANCHISEE



                              By:  ---------------------------
                              Name:---------------------------
                              Title:--------------------------







STATE OF ----------      S
                         S
COUNTY OF ---------      S

     Before me personally appeared ------------ who, after being duly sworn, says that he is the --------------- of ----------, a (corporation) (partnership), organized and existing under the laws of -------------, and that he has authority to execute under oath and has so executed the above Agreement for and on behalf of such (corporation) (partnership) for the purposes therein contained.

     WITNESS my hand and official seal this ----- day of -------, 199-.


(seal)                             Notary Public





                          Schedule 1.15

               Schedule of Franchisee's Principals




                           Attachment A

                           Cornerstones




                           Attachment B

                       Operational Policies




                           Attachment C

                        Site Approval Form



                           Attachment D

                           Lease Rider



                           Attachment E
                Advertising Cooperative Agreement



                           Attachment F

                        Guaranty Agreement



                           Attachment G

              Principal's Confidentiality Agreement




                           Attachment H

               Employee's Confidentiality Agreement